                                                                    EXHIBIT 99.1

FROM:                                      FOR:
Padilla Speer Beardsley Inc.               Synovis Life Technologies, Inc.
1101 West River Parkway                    2575 University Ave.
Minneapolis, Minnesota 55415               St. Paul, Minnesota 55114

CONTACT:                                   CONTACT:
Nancy A. Johnson/Marian Briggs             Connie Magnuson, CFO
 (612) 455-1745/(612) 455-1742             (651) 796-7300


FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES EXPRESSES SYMPATHY ON
DEATH OF BOARD MEMBER ANTON R. POTAMI

         ST. PAUL, Minn., June 7, 2004 - Synovis Life Technologies, Inc. (NASDAQ: SYNO), extends condolences to the family of board member Anton R. Potami who died after a long illness at age 61. Potami joined the Synovis board in 1997 and most recently served as a member of the audit, compensation and nominating committees.

         "I will always hold Tony in high regard," said Karen Gilles Larson, president and chief executive officer of Synovis Life Technologies. "As a board member, he was an important contributor. As an individual he was exceptional: accomplished, but always humble. His grace and determination in the face of his illness was extraordinary."

         Timothy M. Scanlan, chairman of the Synovis board, said, "Tony was a true friend of the entrepreneur and was a dedicated and enthusiastic supporter of emerging businesses. We will miss him deeply."

         From 1996 to 2002, Potami was president and chief executive officer of the William C. Norris Institute, now merged with the University of St. Thomas, and more recently served on the institute's board of directors. The William C. Norris Institute is a non-profit organization established to operate as a catalyst for the development of small, technology-based businesses. From 1983 to 1996, Potami held the position of associate vice president in the Office of Research and Technology Transfer at the University of Minnesota.



                                     (more)

Synovis Life Technologies, Inc.
June 7, 2004
Page 2


ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed and the level of orders from contract manufacturing customers. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2003.

                                      # # #